Exhibit 10.31

Targa Resources Corp. 2012 Annual Incentive Compensation Plan Description

On January 12, 2012, the Compensation Committee (the “Committee”) of the Board of Targa Resources Corp. (the “Company”), the indirect parent of the general partner of Targa Resources Partners LP (the “Partnership”), approved the Company’s 2012 Annual Incentive Compensation Plan (the “Bonus Plan”).  The Bonus Plan is a discretionary annual cash bonus plan available to all of the Company’s employees, including its executive officers.  The purpose of the Bonus Plan is to reward employees for contributions toward the Company’s business priorities (including business priorities of the Partnership) approved by the Committee and to aid the Company in retaining and motivating employees.  Under the Bonus Plan, funding of a discretionary cash bonus pool is recommended by the Company’s chief executive officer (the “CEO”) and approved by the Committee based on the Company’s achievement of certain business priorities, including strategic, financial and operational objectives.  Near or following the end of the year, the CEO recommends to the Committee the total amount of cash to be allocated to the bonus pool based upon overall performance of the Company relative to these objectives, generally ranging from 0 to 2x the total target bonus for the employees in the pool. Upon receipt of the CEO’s recommendation, the Committee, in its sole discretion, determines the total amount of cash to be allocated to the bonus pool.  Additionally, the Committee, in its sole discretion, determines the amount of the cash bonus awards to each of the Company’s executive officers, including the CEO. The executive officers determine the amount of the cash bonus pool to be allocated to the Company’s departments, groups and employees (other than the executive officers of the Company) based on performance and upon the recommendation of supervisors, managers and line officers.

The Committee has established the following nine key business priorities for 2012:

•	continue to control all operating, capital and general and administrative costs;
•	invest in our businesses;
•	continue priority emphasis and strong performance relative to a safe workplace;
•	reinforce business philosophy and mindset that promotes compliance with all aspects of our business including environmental and regulatory compliance;
•	continue to manage tightly credit, inventory, interest rate and commodity price exposures;
•	execute on major capital and development projects, such as finalizing negotiations, completing projects on time and on budget, and optimizing economics and capital funding;
•	pursue selected growth opportunities, including new gathering and processing build-outs, fee-based capex projects and potential purchases of strategic assets;
•	pursue commercial and financial approaches to achieve maximum value and manage risks; and
•	execute on all business dimensions, including the financial business plan.

The Committee has targeted a total cash bonus pool for achievement of the business priorities based on the sum of individual employee market-based target percentages ranging from approximately 6% to 100% of each employee’s eligible earnings.  Generally, eligible earnings are an employee’s base salary and overtime pay.  The Committee has discretion to adjust the cash bonus pool attributable to the business priorities based on accomplishment of the applicable objectives as determined by the Committee and the CEO.  Funding of the Company’s cash bonus pool and the payment of individual cash bonuses to employees are subject to the sole discretion of the Committee.